CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-223803 on Form N-14 of our report dated December 20, 2017, relating to the financial statements and financial highlights of First Trust Strategic High Income Fund II, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent Registered Public Accounting Firm (“Auditor”)” in the Proxy Statement/Prospectus and “Independent Registered Public Accounting Firm,” “Experts” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 8, 2018